Exhibit 99.1

LUMINEX CORPORATION REPORTS SECOND QUARTER
2019 FINANCIAL RESULTS AND INCREASE IN QUARTERLY DIVIDEND

AUSTIN, Texas (July 31, 2019) - Luminex Corporation (Nasdaq: LMNX) today announced financial results for the second quarter 2019. Financial and operating highlights for the quarter include:

•	Second quarter consolidated revenue increased 4% to $83.1 million from $79.6 million in the second quarter 2018.

•	Flow cytometry contributed revenue of approximately $13.2 million, or 16% of total consolidated revenue in the second quarter, offsetting the revenue loss of LabCorp Women’s Health.

•
Royalty revenue of $12.8 million grew 11% over the second quarter 2018. This reflects over $140 million of royalty-bearing base end user sales on Luminex technology, an increase of approximately 10% over the comparable period in 2018.

•
Sample-to-Answer revenue grew 29%, and sample-to-answer assay revenue grew 31%, over the second quarter of 2018. Additionally, we placed 48 sample-to-answer molecular systems under contract during the second quarter of 2019. Active sample-to-answer customers approximated 640 in the quarter.

•
Gross margins of 54% in the second quarter, directly affected by the departure of LabCorp revenue coupled with the Flow Cytometry acquisition and integration. Gross margin on the flow revenues individually was 43% and gross margins on the pre-existing non-flow revenues was 57%.

•
On a GAAP basis, the Company had net losses of $4.9 million in the second quarter 2019, or $0.11 per diluted share, primarily driven by the departure of LabCorp revenue and the integration of the Flow Cytometry acquisition.

•	The company is increasing its quarterly dividend by 50% to $0.09/share effective immediately with a record date of September 26, 2019 and a payment date of October 17, 2019.

“I am very pleased with the continued progress we are making across the company,” said Nachum “Homi” Shamir, President & CEO. “Consistent with our previously communicated plans, we expect to end this year as a much more diversified company with increasing momentum and an exciting portfolio,” continued Shamir.  “We believe that by the end of 2019, we will have returned to consistent profitability and cash flow, and will be growing at an accelerated organic rate with an improving gross margin position.  Due to our confidence in the future of the company and our desire to share our success with our shareholders, we have increased our quarterly dividend by 50% to $0.09/share.”

REVENUE SUMMARY
(in thousands, except percentages)

	Three Months Ended
	June 30,		Variance
	2019	2018	($)	(%)
	(unaudited)

System sales	$18,593	$11,820	$6,773	57%
Consumable sales	12,736	10,967	1,769	16%
Royalty revenue	12,834	11,567	1,267	11%
Assay revenue	31,373	40,174	(8,801)	(22)%
Service revenue	6,019	3,041	2,978	98%
Other revenue	1,501	2,009	(508)	(25)%
	$83,056	$79,578	$3,478	4%

FINANCIAL OUTLOOK AND GUIDANCE

The Company intends to provide annual revenue guidance, to be updated, as appropriate, at each quarterly reporting period. Luminex anticipates its third quarter 2019 revenue to be between $80 million and $83 million and reaffirms its full year 2019 revenue guidance of between $337 million and $343 million.

CONFERENCE CALL

Management will host a conference call at 3:30 p.m. CDT / 4:30 p.m. EDT, Wednesday, July 31, 2019 to discuss the operating highlights and financial results for the first quarter 2019. The conference call will be webcast live and may be accessed at Luminex Corporation’s website at http://www.luminexcorp.com. Simply log on to the web at the address above, go to the Company section and access the Investor Relations link. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio/video software. If you are unable to participate during the live webcast, the call will be archived for six months on the website using the ‘replay’ link.

At Luminex, our mission is to empower labs to obtain reliable, timely, and actionable answers, ultimately advancing health. We offer a wide range of solutions applicable in diverse markets including clinical diagnostics, pharmaceutical drug discovery, biomedical research, genomic and proteomic research, biodefense research, and food safety. We accelerate reliable answers while simplifying complexity and deliver certainty with a seamless experience. To learn more about Luminex, please visit us at www.luminexcorp.com.

Statements made in this release that express Luminex’s or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. Forward-looking statements in this release include statements regarding expected revenue and cost savings and projected 2019 performance, including revenue guidance. The words "believe," "expect," "intend," "estimate," "anticipate," "will," "could," "should" and similar expressions are intended to further identify such forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995.  It is important to note that the Company's actual results or performance could differ materially from those anticipated or projected in such forward-looking statements.  Factors that could cause Luminex’s actual results or performance to differ materially include risks and uncertainties relating to, among others, concentration of Luminex’s revenue in a limited number of direct customers and strategic partners, some of which may be experiencing decreased demand for their products utilizing or incorporating Luminex’s technology, budget or finance constraints in the current economic environment, or periodic variability in their purchasing patterns or practices as a result of internal resource planning challenges; market demand and acceptance of Luminex’s products and technology, including ARIES®, MultiCode®, xMAP®, VERIGENE®, Guava®, Muse®, Amnis® and NxTAG® products; Luminex’s ability to scale manufacturing operations and manage operating expenses, gross margins and inventory levels; Luminex’s ability to obtain and enforce intellectual property protections on Luminex’s products and technologies; the impact on Luminex’s growth and future results of operations with respect to the loss of the LabCorp women’s health business; Luminex’s ability to successfully launch new products in a timely manner; dependence on strategic partners for development, commercialization and distribution of products; risks and uncertainties associated with implementing Luminex’s acquisition strategy, Luminex’s challenge to identify acquisition targets, including Luminex’s ability to obtain financing on acceptable terms; Luminex’s ability to integrate acquired companies or selected assets, including the Flow-Cytometry assets recently acquired from Millipore Sigma, into Luminex’s consolidated business operations, and the ability to fully realize the benefits of Luminex’s acquisitions; the timing of and process for regulatory approvals; competition and competitive technologies utilized by Luminex’s competitors; fluctuations in quarterly results due to a lengthy and unpredictable sales cycle; fluctuations in bulk purchases of consumables; fluctuations in product mix, and the seasonal nature of some of Luminex’s assay products; Luminex’s ability to comply with applicable laws, regulations, policies and procedures; the impact of the ongoing uncertainty in global finance markets and changes in governmental and governmental agency funding, including effects on the capital spending policies of Luminex’s partners and end users and their ability to finance purchases of Luminex’s products; changes in principal members of Luminex’s management staff; potential shortages, or increases in costs, of components or other disruptions to Luminex’s manufacturing operations; Luminex’s increasing dependency on information technology to improve the effectiveness of Luminex’s operations and to monitor financial accuracy and efficiency; the implementation, including any modification, of Luminex’s strategic operating plans; the uncertainty regarding the outcome or expense of any litigation brought against or initiated by Luminex; risks relating to Luminex’s foreign operations, including fluctuations in exchange rates, tariffs, customs and other barriers to importing/exporting materials and products in a cost effective and timely manner; difficulties in accounts receivable collections; Luminex’s ability to monitor and comply with foreign and international laws and treaties; and Luminex’s ability to comply with changes in international taxation policies; budget or finance constraints in the current economic environment, or periodic variability in their purchasing patterns or practices as a result of material resource planning challenges; reliance on third party distributors for distribution of specific Luminex-developed and manufactured assay products, as well as the risks discussed under the heading "Risk Factors" in Luminex’s Reports on Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission.  The forward-looking statements, including the financial guidance and 2019 outlook, contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

LUMINEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2019	2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$63,325	$76,441
Accounts receivable, net	59,293	53,396
Inventories, net	69,520	63,250
Prepaids and other	10,130	9,657
Total current assets	202,268	202,744
Property and equipment, net	66,583	66,288
Intangible assets, net	96,039	105,148
Deferred income taxes	28,930	21,470
Goodwill	118,293	118,127
Right of use assets	22,886	—
Other	9,700	11,398
Total assets	544,699	525,175
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$19,017	$14,504
Accrued liabilities	26,159	26,772
Deferred revenue - current portion	8,974	10,099
Total current liabilities	54,150	51,375
Deferred revenue	2,956	1,079
Lease liabilities	19,759	—
Other long-term liabilities	1,840	5,065
Total liabilities	78,705	57,519
Stockholders' equity:
Common stock	44	44
Additional paid-in capital	371,158	365,349
Accumulated other comprehensive loss	(1,169)	(1,127)
Retained earnings	95,961	103,390
Total stockholders' equity	465,994	467,656
Total liabilities and stockholders' equity	$544,699	$525,175

LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)

Revenue	$83,056	$79,578	$165,464	$162,240
Cost of revenue	37,829	30,272	74,430	59,346
Gross profit	45,227	49,306	91,034	102,894
Operating expenses:
Research and development	14,985	11,672	30,033	21,998
Selling, general and administrative	33,146	27,610	64,637	53,440
Amortization of acquired intangible assets	2,852	2,166	5,704	4,332
Total operating expenses	50,983	41,448	100,374	79,770
Income (loss) from operations	(5,756)	7,858	(9,340)	23,124
Other income (expense), net	(158)	8	(98)	457
Income (loss) before income taxes	(5,914)	7,866	(9,438)	23,581
Income tax benefit (expense)	983	(2,197)	7,467	(4,515)
Net income (loss)	$(4,931)	$5,669	$(1,971)	$19,066

Net income (loss) attributable to common stock holders
Basic	$(4,896)	$5,571	$(1,973)	$18,741
Diluted	$(4,897)	$5,571	$(1,974)	$18,742

Net income (loss) per share attributable to common stock holders
Basic	$(0.11)	$0.13	$(0.04)	$0.43
Diluted	$(0.11)	$0.13	$(0.04)	$0.43

Weighted-average shares used in computing net income per share
Basic	44,157	43,734	44,054	43,599
Diluted	44,157	44,246	44,054	43,871

Dividends declared per share	$0.06	$0.06	$0.12	$0.12

LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income (loss)	$(4,931)	$5,669	$(1,971)	$19,066
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,104	6,130	13,993	12,023
Stock-based compensation	3,630	3,547	6,079	4,808
Deferred income tax (benefit) expense	(567)	2,308	(8,654)	3,761
Loss on sale or disposal of assets	78	111	172	111
Other	221	(1,158)	(21)	(1,127)
Changes in operating assets and liabilities:
Accounts receivable, net	1,446	(503)	(5,896)	5,053
Inventories, net	(5,498)	133	(5,985)	(2,602)
Other assets	1,133	(353)	3,403	(556)
Accounts payable	52	(1,981)	4,169	(1,661)
Accrued liabilities	2,844	3,366	(7,556)	(8,073)
Deferred revenue	370	231	1,050	653
Net cash provided by (used in) operating activities	5,882	17,500	(1,217)	31,456
Cash flows from investing activities:
Purchase of property and equipment	(4,299)	(4,968)	(8,122)	(9,036)
Proceeds from business acquisition consideration, net of cash acquired	1,915	—	1,915	—
Issuance of note receivable	—	(500)	—	(1,000)
Purchase of investment	—	(1,782)	—	(1,782)
Acquired technology rights	—	—	—	(4,000)
Net cash used in investing activities	(2,384)	(7,250)	(6,207)	(15,818)
Cash flows from financing activities:
Proceeds from employee stock plans and issuance of common stock	983	2,290	1,786	3,416
Shares surrendered for tax withholding	(13)	(13)	(2,085)	(2,016)
Dividends paid	(2,699)	(2,678)	(5,395)	(5,302)
Net cash used in financing activities	(1,729)	(401)	(5,694)	(3,902)
Effect of foreign currency exchange rate on cash	(133)	492	2	148
Change in cash and cash equivalents	1,636	10,341	(13,116)	11,884
Cash and cash equivalents, beginning of period	61,689	128,655	76,441	127,112
Cash and cash equivalents, end of period	$63,325	$138,996	$63,325	$138,996

LUMINEX CORPORATION
NON-GAAP RECONCILIATION
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)

Reported Net income (loss)	$(4,931)	$5,669	$(1,971)	$19,066
Severance & costs associated with legal proceedings	470	104	618	124
Income tax effect of above adjusting items	(78)	(17)	(95)	(20)
Income tax effect from discrete tax items	—	925	(6,087)	(1,607)
Adjusted Net income (loss)	$(4,539)	$6,681	$(7,535)	$17,563

Adjusted net income (loss) per share, basic	$(0.10)	$0.15	$(0.17)	$0.40
Shares used in computing adjusted net income per share, basic	44,157	43,734	44,054	43,599
Adjusted net income (loss) per share, diluted	$(0.10)	$0.15	$(0.17)	$0.40
Shares used in computing adjusted net income per share, diluted	44,157	44,246	44,054	43,871

The Company makes reference in this release to “non-GAAP net loss” which excludes costs associated with legal proceedings, severance costs, and discrete tax impacts; some of which are unpredictable and can vary significantly from period to period; and certain other recurring and non-recurring expenses. The Company believes that excluding these items and their related tax effects from its financial results reflects operating results that are more indicative of the Company’s ongoing operating performance while improving comparability to prior periods, and, as such may provide investors with an enhanced understanding of the Company’s past financial performance and prospects for the future. In addition, the Company’s management uses such non-GAAP measures internally to evaluate and assess its core operations and to make ongoing operating decisions. This information is not intended to be considered in isolation or as a substitute for income from operations, net income (loss), net income (loss) per share or expense information prepared in accordance with GAAP.

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